EXHIBIT 99.1

**For Immediate Release**	For more information, contact: Richard J. Remijas, Jr. (773)-582-8616 rremijas@parkfed.com Or David A. Remijas (630)-969-8900 dremijas@parkfed.com

Park Bancorp, Inc.
Receives Nasdaq Notice of Non-Compliance with
Minimum Market Value Requirement

Chicago, Illinois—November 12, 2009—Park Bancorp, Inc. (Nasdaq: PFED)(the “Company”) today announced that it had received a letter from the Nasdaq Stock Market (“Nasdaq”) on November 6, 2009 providing notice that, for the last 30 consecutive trading days, the Company’s common stock had not maintained a minimum market value of publicly held shares (“MVPHS”) of at least $5 million as required for continued listing on the Nasdaq Global Market by Nasdaq Listing Rule 5450(b)(1)(C).  For Nasdaq purposes, MVPHS is the market value of the Company’s publicly held shares, and is calculated by subtracting all shares held by officers, directors or beneficial owners of 10% or more of the total shares outstanding.  Such notification has no effect on the listing of the Company’s shares at this time.

Nasdaq has provided the Company 90 calendar days, or until February 4, 2010, to regain compliance with its rules.  If, at any time before February 4, 2010, the MVPHS is at least $5 million for a minimum of 10 consecutive trading days, Nasdaq will provide written notification that the Company has achieved compliance with Listing Rule 5450(b)(1)(C) and the Company’s shares will continue to trade on The Nasdaq Global Market.

No guarantee exists that the Company will be able to regain compliance with this listing rule.  The Company may elect to transfer its securities to the Nasdaq Capital Market, which has a reduced MVPHS requirement, if it satisfies the requirement for continued inclusion in that market.

David Remijas, Chairman of the Company, noted that, “The trading price of the Company’s common stock, as well as that of many other bank holding companies, has traded at historically low price to book value ratios during the recent months. The Company remains well-capitalized and intends to actively monitor the market value for its common stock between now and February 4, 2010.  We will consider available options, including application for listing in the Nasdaq Capital Market, if we can satisfy the requirements for initial listing, if necessary.”

COMPANY INFORMATION

Park Bancorp, Inc. is the bank holding company for Park Federal Savings Bank, a federally chartered savings bank with four full service offices located in Chicago and Westmont, Illinois.  The Company’s headquarters are in Chicago, and its common stock is traded on The Nasdaq Global Market under the symbol “PFED”.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements made to assist in the understanding of future financial performance.  Forward-looking statements are typically identified by words such as “believe”, “expect”, “likely”, “projects”, “targets”, “anticipates”, “intends”, “estimates” and other similar words and expressions.  By their nature, these statements are subject to risks, uncertainties and other factors, which could cause actual future results to differ materially from those expressed or implied by such forward-looking statements.  For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company’s actual results, see the Company’s Annual Report in Form 10-K for the year ended December 31, 2008 and the Quarterly Report on Form 10-Q for the period ended June 30, 2009, including the Risk Factors sections of those reports.  We make forward-looking statements only as of the date they are made.  The Company does not assume any duty and does not undertake to update its forward-looking statements.